Exhibit 99.1

Connection (CNXN) Reports Fourth Quarter and Full Year 2017 Results

FOURTH QUARTER SUMMARY:

  Record net sales: $762.3 million, up 3.6% y/y
  Gross profit: $99.5 million, up 1.4% y/y
  Diluted EPS: $0.77, compared to $0.49 for the prior year quarter
  Adjusted EPS excluding tax benefit and special charges: $0.54, compared to $0.52 for the prior year quarter

FULL YEAR SUMMARY:

  Record net sales: $2.9 billion, up 8.1% y/y
  Record gross profit: $382.1 million, up 2.9% y/y
  Diluted EPS: $2.04, compared to $1.80 for the prior year
  Adjusted EPS excluding tax benefit and special charges: $1.84, compared to $1.88 for the prior year

MERRIMACK, N.H.--(BUSINESS WIRE)--February 15, 2018--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the quarter and year ended December 31, 2017. Net sales for the quarter ended December 31, 2017 increased by 3.6% to $762.3 million, compared to $735.5 million for the prior year quarter. Net income for the quarter ended December 31, 2017 increased by 59.4% to $20.7 million, or $0.77 per diluted share, compared to net income of $13.0 million, or $0.49 per diluted share for the prior year quarter.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act was enacted, which among other changes, reduced the federal corporate income tax rate. This rate reduction took effect on January 1, 2018, and the Company expects its corporate income tax rate for 2018 to range from 27% to 29%. The Company was also required to adjust its net deferred tax balance, which resulted in the Company recording a non-cash income tax benefit of $7.7 million for the fourth quarter of 2017. In addition, the Company recorded in the fourth quarter of 2017, a special charge of $2.7 million related to a one-time cash bonus paid to all non-executive employees. Earnings per share, adjusted for the reduction of federal income tax expense and the special bonus described above, was $0.54 cents per share for the quarter ended December 31, 2017, compared to $0.52 cents per share for the prior year quarter.

Net sales for the year ended December 31, 2017 were $2.9 billion, an increase of $219.3 million or 8.1%, compared to $2.7 billion for the year ended December 31, 2016. Net income for the year ended December 31, 2017 was $54.9 million, or $2.04 per diluted share, compared to net income of $48.1 million, or $1.80 per diluted share, for the year ended December 31, 2016. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and rebranding, acquisition and restructuring costs (“Adjusted EBITDA”), a non-GAAP measure, totaled $94.0 million for the year ended December 31, 2017, compared to $95.5 million for the year ended December 31, 2016.

Quarterly Performance by Segment:

  Net sales for the Business Solutions (SMB) segment increased by 7.6% to $298.0 million in the fourth quarter of 2017, compared to the prior year quarter. Desktop, servers, and software products experienced strong revenue growth in this segment with an increase of 31%, 26%, and 15%, respectively. Gross margin decreased by 17 basis points due to an increase in sales of velocity products, such as desktops and notebooks.
  Net sales for the Enterprise Solutions (Large Account) segment increased by 7.2% to $308.8 million in the fourth quarter of 2017, compared to the prior year quarter. Storage, software, and servers experienced solid growth during the quarter at 37%, 16%, and 8%, respectively. Gross margin decreased by 43 basis points primarily due to a continued competitive market environment.
  Net sales to the Public Sector Solutions segment decreased by 8.8% to $155.4 million in the fourth quarter of 2017, compared to the prior year quarter. Sales to state and local government and educational institutions decreased by 5.1%, compared to the prior year quarter, and sales to the federal government decreased by 11.9%. Gross margin decreased by 56 basis points primarily due to an ongoing competitive market environment.

Quarterly Sales by Product Mix:

  Software sales, the Company’s largest product category, increased by 20% year over year and accounted for 24% of net sales in the fourth quarter of 2017, compared to 21% of net sales in the prior year quarter. We experienced solid growth in cloud-based offerings, security, and office productivity.
  Notebook/mobility sales decreased slightly year over year and accounted for 21% of net sales in the fourth quarter of 2017, compared to 22% of net sales in the prior year quarter. Sales of this product category grew year over year in Business Solutions and Enterprise Solutions, but were offset by lower notebook sales made under federal contracts in our Public Sector, compared to the prior year quarter.
  Desktop sales increased slightly year over year and accounted for 11% of net sales in the fourth quarter of 2017 and 2016. Desktop sales to federal government customers in the Public Sector declined year over year but were offset by strong year-over-year growth in the Business Solutions segment.
  Servers increased by 22% year over year and accounted for 5% of net sales in the fourth quarter of 2017, compared to 4% of net sales in the prior year quarter. Both Business Solutions and Enterprise Solutions experienced strong year-over-year growth in server sales.

Overall gross profit increased by $1.4 million, or 1.4%, in the fourth quarter of 2017, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, decreased to 13.1% in the fourth quarter of 2017, compared to 13.3% for the prior year quarter. The decline in gross margin was attributed to higher sales of velocity products and an ongoing competitive marketplace.

Selling, general and administrative expenses increased slightly in the fourth quarter of 2017 to $77.6 million from $77.2 million in the prior year quarter due to increased variable compensation on our higher gross profits, as well as the one-time bonus discussed above. SG&A as a percentage of net sales was 10.2%, compared to 10.3% in the prior year quarter. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

Total cash was $50.0 million at December 31, 2017, compared to $49.2 million at December 31, 2016. In January 2018, we paid a 34 cent per share special dividend to shareholders, which totaled $9.1 million. Days sales outstanding were 48 days at December 31, 2017, unchanged from the prior year end, and inventory turns were 24 turns in the fourth quarter of 2017, up slightly from 22 days in the prior year quarter.

“I was pleased to see continued growth in our four strategic vertical markets; manufacturing, retail, healthcare, and finance. We also saw strong growth in software and workforce productivity during the quarter,” said Tim McGrath, President and Chief Executive Officer. “We believe our team and the strategies we have in place position Connection well to gain market share and increase long-term shareholder value,” concluded Mr. McGrath.

Non-GAAP Financial Information

Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2008 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION At or for the Three Months Ended December 31,	2017		2016
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					% Change

Operating Data:
Net sales	$762,267		$735,548		4%
Diluted earnings per share	$0.77		$0.49		57%
Adjusted diluted earnings per share	$0.54		$0.52		4%

Gross margin	13.1%		13.3%
Operating margin	2.9%		3.0%
Return on equity (1)	12.0%		11.7%

Inventory turns	24		22
Days sales outstanding	48		48

Product Mix:	% of Net Sales		% of Net Sales
Software	24%		21%
Notebooks/Mobility	21		22
Servers/Storage	9		9
Net/Com Products	7		9
Other Hardware/Services	39		39
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,853		26,609
Total book value per share	$17.96		$16.29
Tangible book value per share	$14.81		$13.05
Closing price	$26.21		$28.09
Market capitalization	$703,817		$747,447
Trailing price/earnings ratio	12.9		15.6
LTM Adjusted EBITDA (2)	$93,967		$95,468
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.0		7.3

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for acquisition, rebranding, and restructuring costs, and stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION For the Three Months Ended December 31,	2017		2016
(amounts in thousands)	Net Sales	Gross Margin	Net Sales	Gross Margin

Business Solutions (SMB) (1)	$298,017	15.6%	$277,059	15.7%
Enterprise Solutions (Large Account) (1)	308,806	11.7	288,126	12.2
Public Sector Solutions	155,444	10.9	170,363	11.5
Total	$762,267	13.1%	$735,548	13.3%

(1) The Q4 2016 results for Business and Enterprise Solutions have been updated to reflect segment methodology used in our 2016 Annual Report on Form 10-K, which allocated the operating results for Softmart between these two segments.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Three Months Ended December 31,	2017		2016
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$762,267	100.0%	$735,548	100.0%
Cost of sales	662,737	86.9	637,425	86.7
Gross profit	99,530	13.1	98,123	13.3

Special charges	2,695	0.4	1,511	0.2
Selling, general and administrative expenses, other	74,939	9.8	74,711	10.1
Income from operations	21,896	2.9	21,901	3.0

Interest/other expense, net	78	–	(14)	–
Income tax provision	(1,251)	(0.2)	(8,890)	(1.2)
Net income	$20,723	2.7%	$12,997	1.8%

Earnings per common share:
Basic	$0.77		$0.49
Diluted	$0.77		$0.49

Shares used in the computation of earnings per common share:
Basic	26,822		26,569
Diluted	26,907		26,738

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31,	2017		2016
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$2,911,883	100.0%	$2,692,592	100.0%
Cost of sales	2,529,807	86.9	2,321,435	86.2
Gross profit	382,076	13.1	371,157	13.8

Special charges	3,636	0.1	3,406	0.1
Selling, general and administrative expenses, other	300,913	10.3	287,231	10.7
Income from operations	77,527	2.7	80,520	3.0

Interest/other expense, net	98	–	(67)	–
Income tax provision	(22,768)	(0.8)	(32,342)	(1.2)
Net income	$54,857	1.9%	$48,111	1.8%

Earnings per common share:
Basic	$2.05		$1.81
Diluted	$2.04		$1.80

Shares used in the computation of earnings per common share:
Basic	26,771		26,528
Diluted	26,891		26,719

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA
(earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net income	$20,723	$12,997		$54,857	$48,111
Depreciation and amortization	3,194	2,948		11,839	10,453
Income tax expense	1,251	8,890		22,768	32,342
Interest/other expense, net	38	54		126	107
EBITDA	25,206	24,889		89,590	91,013
Special charges (1)	2,695	1,511		3,636	3,406
Stock-based compensation	181	74		741	1,049
Adjusted EBITDA	$28,082	$26,474	6%	$93,967	$95,468	-2%

(1) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in 2016 consist of our acquisition of
Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income less the impact of the Tax Cuts and Jobs Act of 2017, plus special charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures
(see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.

(amounts in thousands, except per share data)	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net income	$20,723	$12,997		$54,857	$48,111
Reduction of federal income tax expense (1)	(7,689)	-		(7,689)	-
Special charges, net of tax (2)	1,598	898		2,211	2,037
Adjusted Net Income	$14,632	$13,895		$49,379	$50,148
Diluted shares	26,907	26,738		26,891	26,719
Adjusted Diluted Earnings per Share	$0.54	$0.52	5%	$1.84	$1.88	-2%

(1) The Company recorded a non-cash federal income tax benefit of $7.7 million as a result of the Tax Cuts and Jobs Act of 2017.
(2) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in 2016 consist of our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

CONDENSED CONSOLIDATED BALANCE SHEETS	December 31, 2017	December 31, 2016
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$49,990	$49,180
Accounts receivable, net	449,682	411,883
Inventories	106,753	90,535
Prepaid expenses and other current assets	5,737	5,453
Income taxes receivable	3,933	2,120
Total current assets	616,095	559,171
Property and equipment, net	41,491	39,402
Goodwill	73,602	73,602
Other intangibles, net	11,025	12,586
Other assets	5,638	1,373
Total Assets	$747,851	$686,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$203,379	$177,862
Accrued expenses and other liabilities	21,974	31,047
Accrued payroll	22,662	21,345
Total current liabilities	248,015	230,254
Deferred income taxes	15,696	19,602
Other liabilities	1,888	2,836
Total Liabilities	265,599	252,692
Stockholders’ Equity:
Common stock	287	285
Additional paid-in capital	114,154	111,081
Retained earnings	383,673	337,938
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	482,252	433,442
Total Liabilities and Stockholders’ Equity	$747,851	$686,134

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31,	2017	2016
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$54,857	$48,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,839	10,453
Provision for doubtful accounts	1,658	360
Stock-based compensation expense	741	1,049
Deferred income taxes	(3,906)	3,506
Loss on disposal of fixed assets	24	92
Excess tax benefit from exercise of equity awards	-	(513)

Changes in assets and liabilities:
Accounts receivable	(39,457)	(33,835)
Inventories	(16,218)	12,401
Prepaid expenses and other current assets	(2,097)	(1,274)
Other non-current assets	(4,265)	(321)
Accounts payable	24,929	(3,012)
Accrued expenses and other liabilities	(8,785)	(3,431)
Net cash provided by operating activities	19,320	33,586

Cash Flows from Investing Activities:
Purchases of equipment	(11,803)	(11,885)
Cash paid for acquisitions	-	(42,990)
Net cash used for investing activities	(11,803)	(54,875)

Cash Flows from Financing Activities:
Dividend payment	(9,041)	(10,591)
Exercise of stock options	1,750	135
Issuance of stock under Employee Stock Purchase Plan	1,197	961
Excess tax benefit from exercise of equity awards	-	513
Payment of payroll taxes on stock-based compensation through shares withheld	(613)	(737)
Net cash used for financing activities	(6,707)	(9,719)
Increase (decrease) in cash and cash equivalents	810	(31,008)
Cash and cash equivalents, beginning of period	49,180	80,188
Cash and cash equivalents, end of period	$49,990	$49,180

Non-cash Investing Activities:
Dividend declaration	$9,122	$9,041
Accrued capital expenditures	$699	$109

Supplemental Cash Flow Information:
Income taxes paid	$28,927	$29,740

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CONTACT:
Investor Relations Contact:
Connection
William Schulze, 603-683-2262
Vice President, Interim Treasurer & Chief Financial Officer
william.schulze@connection.com